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                                                                     Exhibit 3.2

                           KANBAY INTERNATIONAL, INC.

                         CERTIFICATE OF AMENDMENT NO. 2
                                       TO
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                          (RECAPITALIZATION AMENDMENT)

            (Adopted in Accordance with the Provisions of Section 242 of the General Corporation Law of the State of Delaware)

     Raymond J. Spencer, being the Chief Executive Officer of Kanbay International, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

             1. That the Corporation's Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on August 31, 2000 and as amended by Amendment No. 1 thereto, as filed with the Delaware Secretary of State on December 22, 2003 (collectively, the "Certificate of Incorporation") be, and hereby is, further amended by deleting Article Four of the Certificate of Incorporation in its entirety and substituting the following in its stead:

             ARTICLE FOUR

                     4.1 AUTHORIZED STOCK. The total number of shares of all classes of stock which the Corporation shall have the authority to issue shall be 50,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock").

                     4.2 RECLASSIFICATION. On the Effective Date, as hereinafter defined, each issued and outstanding share of Class A Common Stock, $.001 par value per share (the "Class A Common"), shall be automatically reclassified and converted into one (1) fully paid and nonassessable share of the Common Stock. All certificates representing shares of the Class A Common that are issued and outstanding immediately prior to the Effective Date (the "Original Certificates"), shall upon the Effective Date, be deemed to represent only a right to receive a replacement certificate (each, a "Replacement Certificate") representing

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             the applicable number of shares of the Common Stock to be received upon the Effective Date by a holder as a result of the actions set forth in the preceding sentence. As soon as practicable after the Effective Date, the Corporation will issue to each holder of record of an Original Certificate, a Replacement Certificate representing the appropriate number of shares of the Common Stock and upon issuance of such Replacement Certificate, such Original Certificate shall be deemed cancelled without any further action on the part of the Corporation or the holder of the Common Stock.

             2. This Amendment No. 2 to the Amended and Restated Certificate of Incorporation (the "Recapitalization Amendment") shall be effective on June 15, 2004 (the "Effective Date").

             3. This Recapitalization Amendment herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, has signed this Certificate of Amendment No. 2 to the Amended and Restated Certificate of Incorporation as of June 15, 2004.


                                   Kanbay International, Inc.

                                   By:  s/ Raymond J. Spencer
                                       -----------------------------------------
                                        Raymond J. Spencer, Chairman and Chief
                                        Executive Officer

KANBAY INTERNATIONAL, INC.             -2-        CERTIFICATE OF AMENDMENT NO. 2